Exhibit 99.3

Joseph M. Tucci Chairman and Chief Executive Officer

Personal & Confidential

January 26, 2016

Mr. Zane Rowe
Executive Vice President and Chief Financial Officer

Dear Zane:

Based on our recent conversation, I thought it would be helpful to outline our agreement and understanding should you assume the role of Chief Financial Officer of VMware, Inc. In order to achieve a smooth transition for you and the business, EMC proposes the following:

1.
During the period you are actively employed by EMC, you will continue to be covered under your current EMC compensation and benefit programs. EMC will prorate any 2016 cash incentives based on the term you are active with EMC, which will be funded and paid on the same basis as other participating executives, but in no event will payment be later than March 15, 2017.

2.
Your outstanding EMC equity awards will continue to vest in accordance with the terms of the respective grant agreements while you are employed with VMware. If the merger between EMC and Dell Inc., et al. (“Dell”), pursuant to the Agreement and Plan of Merger between EMC and Dell dated October 12, 2015 ( the “Merger Agreement”), becomes effective (such date, the “Closing”), then all your then-outstanding EMC equity awards shall vest in full immediately prior to the Closing.

3.	While you are actively employed with VMware, you will not be deemed to have voluntarily terminated your EMC employment, and EMC will not seek repayment of the sign on bonus that you received from EMC.

4.
EMC will assume the lease obligations for your Boston apartment. At your request, EMC will promptly arrange for the shipping of your personal belongings from Boston to your primary residence in California, but in no event later than December 31, 2016.

5.
You acknowledge and agree that your EMC Change in Control Severance Agreement, dated October 1, 2014, will terminate upon the end of your active employment with EMC, and you will not be entitled to any payments or benefits under such agreement at any time. Your EMC KEA will survive for a period of 12 months following your transfer.

6.
In the event your employment with VMware is involuntarily terminated without “cause” (as such term is defined under VMware’s Change in Control Retention Plan) or is terminated by you for “good reason,” consisting of one or more of the following conditions: (1) a material diminution of your authority, duties or responsibilities as Chief Financial Officer of VMware; (2) a material diminution of your base salary or target cash incentives at VMware; or (3) you no longer report to the Chief Executive Officer of VMware; at any time before the earlier of (i) the 24-month anniversary of the Closing, and (ii) the termination of the Merger Agreement, EMC agrees to pay you a lump sum severance payment equal to $4,575,000. “Good reason” shall not exist for purposes of this paragraph unless you have given VMware notice of the event or circumstance constituting “good reason” within fifteen days of its occurrence and VMware has failed to cure it within the fifteen day period following delivery of such notice.

Personal & Confidential

Zane Rowe
January 26, 2016

The payment of severance set forth in this paragraph 6 is subject to your execution and non-revocation of EMC’s standard form of release in favor of EMC and its affiliates within 45 days of your employment termination from VMware (the “Release Deadline”). The severance to which you are entitled hereunder will be paid on the 8th day following the Release Deadline.

The severance from EMC set forth in this paragraph 6 will be reduced by the amount of severance payments which you are entitled to receive in connection with the termination of your employment under any plan, policy, arrangement or agreement with VMware or any other related entity.

7.	All applicable taxes and authorized deductions shall be withheld from the above payments.

8.
If any of the payments contemplated in this letter are considered “deferred compensation” subject to IRC Section 409A, such deferred compensation payments will be delayed to the extent necessary to avoid adverse tax consequences under IRC Section 409A.

Zane, with your acceptance noted below, we will move forward as outlined above. Should you have any questions, I am available to discuss at your convenience.

Sincerely,

/s/ Joseph M. Tucci
Joseph M. Tucci
Chairman and Chief Executive Officer

Accepted:

/s/ Zane Rowe
Signature/Date        1-26-2016

cc: Erin McSweeney